Exhibit 99.1
Exterran Partners Agrees to Acquire Additional Assets from Exterran Holdings
HOUSTON, June 25, 2008 - Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has agreed to acquire contracts serving 33 customers from Exterran Holdings and its affiliates, together with approximately 640 compressor units used to provide compression services under those contracts, comprising approximately 247,000 horsepower. The transaction will include approximately 6% (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners. The transaction, which is subject to standard closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, is expected to close in July 2008.
The total value of the transaction is approximately $246 million. In funding the transaction, Exterran Partners intends to borrow approximately $175 million under its recently expanded senior secured credit facility and issue approximately $71 million of new equity to Exterran Holdings, comprised of approximately 2.4 million common units and approximately 50,000 general partner units. The transaction is expected to be accretive to Exterran Partners’ cash distributions per unit by approximately $0.15 per year.
“This transaction is a great opportunity for Exterran Partners to expand its contract operations fleet to comprise approximately 22%, by available horsepower, of the combined Exterran Holdings and Exterran Partners U.S. contract operations business, add valuable new customer relationships and grow distributions for its unitholders,” said Daniel K. Schlanger, Senior Vice President and Chief Financial Officer of Exterran Partners’ general partner.
“Exterran Holdings expects to benefit from its continued ownership in Exterran Partners and the ability to use a portion of the transaction proceeds to help fund its international growth strategy and other corporate purposes,” added J. Michael Anderson, Senior Vice President and Chief Financial Officer of Exterran Holdings. “We continue to expect to offer the balance of Exterran Holdings’ U.S. contract operations business to Exterran Partners over time and utilize the proceeds of those transactions to help fund Exterran Holdings’ growth strategy.”
In connection with and upon closing of the transaction, the omnibus agreement between Exterran Partners and Exterran Holdings will be amended to reflect adjustments in the cap on selling, general and administrative costs allocable from Exterran Holdings to Exterran Partners based on such costs incurred by Exterran Holdings on behalf of Exterran Partners from $4.75 million per quarter to $6.0 million per quarter and adjustments in the cap on operating costs from $18.00 per horsepower per quarter to $21.75 per horsepower per quarter. These caps will be extended for one year and will now terminate on December 31, 2009.
The board of directors of the general partner of Exterran Partners approved the transaction based on a recommendation from its conflicts committee. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction.
About Exterran Holdings and Exterran Partners
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to storage owners. Headquartered in Houston, Texas, Exterran and its over 10,000 employees have operations in more than 30 countries.
Exterran Partners, L.P. was formed by Exterran Holdings to provide natural gas contract operations services to customers throughout the United States. Exterran Holdings indirectly owns a majority interest in Exterran Partners.
For more information, visit www.exterran.com.
Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Holdings and Exterran Partners (the “Companies”), which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to statements regarding the ability of the Companies to complete their proposed transaction and the expected timing of the closing of the transaction; the expected level of accretion the transaction will generate to Exterran Partners’ cash distributions per unit; Exterran Partners’ expected means of financing the transaction; the expected benefits of the transaction to Exterran Holdings and Exterran Partners; and Exterran Holdings’ intention to continue to offer the balance of its U.S. contract operations assets to Exterran Partners.
While the Companies believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of their business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are changes in master limited partnership equity markets and overall financial markets that impact the effect of the drop-down of additional assets to Exterran Partners; changes in tax laws that impact master limited partnerships, including drop-downs of additional assets to Exterran Partners; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact on the price of oil and natural gas; Exterran Holdings’ ability to timely and cost-effectively obtain components necessary to conduct the Companies’ business; changes in political or economic conditions in key operating markets, including international markets; changes in safety and environmental regulations; the results of the review of the proposed transaction by regulatory agencies and the failure to satisfy various other conditions to the closing of the transaction; and changes in equity and debt markets impacting the ability of Exterran Partners to finance the transaction in the manner contemplated.
These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 thereto, Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2007, and those set forth from time to time in the Companies’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. Except as required by law, the Companies expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Pat (Patricia) Wente (281) 836-7308
Media: Rick Goins (281) 836-7289
SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.